Exhibit 99.1

News Release

Keith D. Jackson Announces Plans to Retire as President and CEO of ON Semiconductor Effective May 2021

PHOENIX, Ariz. – Sept. 4, 2020 – ON Semiconductor Corporation (Nasdaq: ON) (“ON Semiconductor”) announced today that Keith D. Jackson, the Company’s President and Chief Executive Officer, intends to retire from ON Semiconductor in May 2021. To ensure an orderly transition, Mr. Jackson will continue to remain in his current roles until his retirement and will assist the Board of Directors in its search for his successor. In addition, Mr. Jackson will also retire as a member of the Board of Directors in connection with his retirement as President and Chief Executive Officer and does not currently anticipate standing for re-election at the Company’s 2021 Annual Meeting of Stockholders.

ON Semiconductor’s Board of Directors is initiating a comprehensive search to identify the next CEO and will engage an executive search firm to support the search. The Board of Directors will consider both internal and external candidates.

“I have had the privilege of working in the semiconductor industry for more than 40 years and leading ON Semiconductor has been the highlight of my career,” said Jackson. “It has been a pleasure working with our remarkable employees to witness the expansive growth of the company since 2002. I believe now is the right time, though, to start transitioning the leadership of the company as it will allow me to spend more time with my family and wonderful grandchildren.”

Mr. Jackson joined ON Semiconductor as its President and Chief Executive Officer in 2002 and has overseen significant growth of the company during his tenure, including growth in the company’s market capitalization from approximately $300 million in 2002 to approximately $8.9 billion in 2020, and in the company’s revenue from approximately $1.1 billion in 2002 to Fortune 500 company status with approximately $5.5 billion in revenue in 2019 and approximately 35,000 global employees in 2020. Mr. Jackson was also instrumental in leading extraordinary growth of the company’s innovative product offerings through both organic development, particularly with respect to products in the automotive, industrial and internet of things markets, as well as through significant strategic expansions of the company, including the company’s acquisitions of AMI Semiconductor, Aptina Imaging, Fairchild Semiconductor International, Inc. and Quantenna Communications, Inc.

“On behalf of the Board, I want to thank Keith for his significant contributions and impact in advancing ON Semiconductor’s position within the semiconductor industry,” said Alan Campbell, Chairman of the Board of Directors. “The company has benefited from his leadership, industry expertise and keen vision and we intend to work

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Keith D. Jackson Announces Plans to Retire as President and CEO of ON Semiconductor

closely with Keith to ensure a smooth transition and engage in the next phase of leadership. The board is confident that Keith and his team will continue to focus on growing the company’s business as the board searches to identify the right person to takeover the reins from Keith.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. For more information, visit https://www.onsemi.com.

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Contacts

Kris Pugsley	Parag Agarwal
Corporate Communications / Media Relations	Vice President Investor Relations and Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	parag.agarwal@onsemi.com

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Cautions Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “should,” or “anticipates,” and similar expressions. All forward-looking statements in this press release are made based on ON Semiconductor’s current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. Among these factors are economic conditions and markets (including current financial conditions), exchange rate fluctuations, risks associated with decisions to expend cash reserves for various uses in accordance with ON Semiconductor’s capital allocation policy such as debt prepayment, stock repurchases or acquisitions rather than to retain such cash for future needs, risks associated with ON Semiconductor’s substantial leverage and restrictive covenants in ON Semiconductor’s debt agreements that may be in place from time to time, and risks involving governmental regulation. Additional factors that could cause results to differ materially from those projected in the forward-looking statements are contained in ON Semiconductor’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the SEC. ON Semiconductor assumes no obligation to update such information, except as may be required by law.

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